Exhibit 99.1

FOR IMMEDIATE RELEASE	Draft 08-17-12

CIT TO REDEEM ALL REMAINING HIGH COST SERIES C DEBT

All Restructuring-Related Debt Will Have Been Eliminated or Refinanced

NEW YORK — August 20, 2012 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem the remaining $681 million of its 7% Series C Senior Unsecured Notes (7% Notes) maturing in 2016.  The Company has eliminated or refinanced nearly $31 billion of high cost debt since restructuring less than three years ago, which has contributed to a funding cost reduction of approximately 250 basis points along with significantly improved financial and operational flexibility.

“Redeeming all our high cost Series C debt is a significant milestone for CIT,” said John A. Thain, Chairman and Chief Executive Officer. “Our dedicated efforts over the past three years to eliminate or refinance nearly $31 billion of debt have materially reduced our cost of capital, strengthened the earnings potential of the business and allowed us to more effectively meet the financing needs of our small business and middle market clients, who remain the heart of the American economy.”

The company has provided a redemption notice to the trustee and intends to complete the redemption on September 17, 2012. As provided under the terms of the 7% Notes, the Company will redeem the outstanding principal balance at par.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found at cit.com/investor.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $33 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank (Member FDIC), BankOnCIT.com, its primary bank subsidiary, which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com